Exhibit 19.1

ASPIRA WOMEN’S HEATLH INC.

INSIDER TRADING POLICY

This Insider Trading Policy (this “Policy”) of Aspira Women’s Health Inc. (the “Company”) confirms procedures that all Insiders (as defined below) must follow. This Policy is effective as of March 19, 2021 and is subject to modification from time to time as the Company’s board of directors deems necessary or advisable.

1.	Persons Subject to This Policy

This Policy applies to “Insiders,” which for purposes of this Policy, shall mean all employees, directors, consultants and contractors of the Company, together with their respective family members (as defined below). In addition, this Policy applies to former Insiders as provided in Section 9 below. A “family member” of a person includes such person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than domestic employees) who shares such person’s home.

2.	Prohibition Against Trading on Material Nonpublic Information

During the course of your service at the Company, you may become aware of material nonpublic information. It is difficult to describe exhaustively what constitutes “material” information, but you should assume that any information, positive or negative, that might be of significance to an investor, as part of the total mix of available information, in determining whether to purchase, sell or hold Company stock would be material. Information may be significant for this purpose even if it would not alone determine the investor’s decision. Examples of information that may be “material” include:

●	test volumes	●	significant developments relating to intellectual property
●	internal financial information that departs in any way from what the market would expect	●	major litigation or regulatory developments
●	changes in sales, earnings or dividends	●	significant process or product developments, including timing of product introductions
●	sales or purchases by the Company of its own securities or any other important financing transaction	●	significant product defects
●	impending bankruptcy or financial liquidity problems	●	significant pricing changes
●	stock splits or other transactions relating to Company stock	●	gain or loss of a major third-party payer, customer, supplier, distributor, manufacturer, collaborator or other business partner
●	significant merger, acquisition or disposition transactions	●	a major cybersecurity incident
●	major transactions with other companies or entities, such as joint ventures or licensing agreements	●	the extent to which external events (e.g., pandemics) have had or will have a material impact on the Company’s operating results
●	senior management changes

Note that this list is merely illustrative and not exhaustive.

“Nonpublic” information is any information that has not yet been disclosed generally to the marketplace. Information received about a company under circumstances that indicate that it is not yet in general circulation should be considered nonpublic. As a rule, you should be able to point to some fact to show that the information is generally available; for example, disclosure within a report filed by the Company with the U.S. Securities and Exchange Commission, issuance of a press release by the Company or announcement of the information in The Wall Street Journal or other news publication. Even after the Company has released information to the press or the information has been reported, at least two full Trading Days (as defined below) must elapse before you trade in Company stock. For the purposes of this Policy, a “Trading Day” shall mean any day on which the Nasdaq Stock Market is open for trading. For example, if the Company issues a press release containing material information at 6:00 p.m. on a Tuesday, and the Nasdaq Stock Market is open for trading on Wednesday and Thursday, persons subject to this Policy shall not be permitted to trade in Company stock until Friday. If the Company issues a press release containing material information at 6:00 p.m. on a Friday, and the Nasdaq Stock Market is open for trading on Monday and Tuesday, persons subject to this Policy shall not be permitted to trade in Company stock until Wednesday.

If you are aware of material nonpublic information regarding the Company, you are prohibited from trading in Company stock, unless such trade is made pursuant to a properly qualified, adopted and submitted Rule 10b5-1 trading plan. Rule 10b5-1 trading plans are discussed in Section 3 of this Policy. You also are prohibited from giving “tips” on material nonpublic information, which is directly or indirectly disclosing such information to any other person, including family members and relatives, so that that person may trade in Company stock. Furthermore, if you learn material nonpublic information about another company with which the Company does business, such as a supplier, customer or joint venture partner, or you learn that the Company is planning a major transaction with another company (such as an acquisition), you must not trade in the securities of the other company until such information has been made public for at least two full Trading Days.

This Policy against trading securities when in possession of material nonpublic information applies to all Insiders. In addition, no Insiders may, under any circumstances, trade options for, or sell “short,” Company stock.

3. Rule 10b5-1 Trading Plans

Rule 10b5-1 under the Securities Exchange Act of 1934 (the “Exchange Act”) provides an affirmative defense against a claim of insider trading if an insider’s trades are made pursuant to a written plan that was adopted in good faith at a time when the insider was not aware of material nonpublic information. It is the Company’s policy that officers, directors and other Insiders may make trades pursuant to a Rule 10b5-1 plan provided that (i) such plan meets the requirements of Rule 10b5-1, (ii) such plan was adopted at a time when the officer, director or other Insider would otherwise have been able to trade under Section 4 of this Policy, (iii) adoption of such plan was expressly authorized by the Company’s Chief Insider Trading Compliance Officer (the “Compliance Officer”), (iv) a person may only have a single Rule 10b5-1 plan outstanding at any time and (iv) such plan also satisfies the following conditions:

●	Such plan has a fixed duration of not less than 12 months and no more than two years;

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●	The first trade made pursuant to such plan may take place no less than 45 days from adoption of such plan; and
●	Any amendment or modification of such plan shall be expressly authorized by the Compliance Officer and may not take effect for 90 days after such amendment or modification is entered into in writing (it being understood that a termination is not an amendment or modification).

Once an officer, director or other Insider adopts a Rule 10b5-1 plan, such individual may not exercise any influence of control over the amount of securities to be traded, the price at which they are to be traded or the date of any trades under the plan.

Note that trades made pursuant to Rule 10b5-1 plans by officers and directors must still be reported to the Compliance Officer pursuant to the second paragraph of Section 5 below.

If you have any questions regarding Rule 10b5-1 plans, please contact the Compliance Officer.

4. Permitted Trading Periods for Non-Rule 10b5-1 Trades

Insiders may only trade Company securities during the period commencing at the open of market on the third Trading Day following a release of quarterly results and ending at the close of market on the fourteenth Trading Day of the third calendar month of the next quarter. Nonetheless, as mentioned above, no trade of Company securities may be made during these periods if the Insider possesses material nonpublic information that has not been disseminated in the public market for at least two full Trading Days.

From time to time, upon prior notice to the persons affected, the Company may impose event-specific special blackout periods during which some or all Insiders are prohibited from trading in Company securities.

The trading restrictions set forth in this Section 4 do not apply to any trades made pursuant to Rule 10b5-1 trading plans that satisfy the requirements set forth in Section 3 above.

5. Preclearance; Reporting Trades

In addition to complying with the prohibition on trading during scheduled and event-specific special blackout periods, the Company’s employees, officers and directors and certain other persons identified by the Company from time to time who have been notified that they have been so identified must first obtain pre-clearance from the Compliance Officer before engaging in any transaction in securities of the Company. A request for pre-clearance should be submitted to the Compliance Officer at least 48 hours in advance of the proposed transaction. If a proposed transaction receives pre-clearance, the pre-cleared trade must be effected within 48 hours of receipt of pre-clearance. If the person becomes aware of material nonpublic information before the trade is executed, the pre-clearance is void and the trade must not be completed. Transactions not effected within the time limit become subject to pre-clearance again. If a person seeks pre-clearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in securities of the Company and should not inform any other person of the restriction.

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We require that all officers and directors submit to the Compliance Officer a copy of any trade order or confirmation relating to the purchase or sale of Company securities within one business day of any such transaction. This information is necessary to enable us to monitor trading by officers and directors and ensure that all such trades are properly reported. Your adherence to this Policy is vital to your protection as well as the Company’s.

6. Hedging Transactions

Hedging transactions may insulate you from upside or downside price movement in Company stock, which can result in the perception that you no longer have the same interests as the Company’s other stockholders. Accordingly, Insiders may not enter into hedging or monetization transactions or similar arrangements with respect to Company stock, including the purchase or sale of puts or calls or the use of any other derivative instruments.

7. Margin Accounts and Pledging

Securities held in a margin account or pledged as collateral for a loan may be sold without your consent by the broker if you fail to meet a margin call or by the lender in foreclosure if you default on the loan. A margin or foreclosure sale that occurs when you are aware of material nonpublic information may, under some circumstances, result in unlawful insider trading. Because of this danger, you may not hold Company securities in a margin account or pledge Company securities as collateral for a loan.

8. Short-Swing Trading/Control Stock/Section 16 Reports

Officers and directors that are subject to the reporting obligations under Section 16 of the Exchange Act (“Section 16”) should take care not to violate the prohibition on short-swing trading (Section 16(b)) and the restrictions on sales by control persons (Rule 144 promulgated under the Securities Act of 1933, as amended (“Rule 144”)), and should file all appropriate Section 16(a) reports (Forms 3, 4 and 5), which are enumerated and described in the Company’s Section 16 FAQ Memorandum, and any notices of sale required by Rule 144. Eligible persons may obtain a copy of the Section 16 FAQ Memorandum from the Compliance Officer.

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9. Duration of Policy’s Applicability.

This Policy continues to apply to transactions in Company stock or the stock of other public companies engaged in business transactions with the Company even after an Insider’s employment, directorship or other engagement with the Company, as applicable, has terminated. If any Insider is in possession of material nonpublic information when such Insider’s relationship with the Company concludes, such Insider may not trade in Company stock or the stock of such other company until such information has been publicly disseminated or is no longer material. Moreover, if such Insider’s transactions in securities of the Company are subject to pre-clearance pursuant to Section 4 above and such Insider’s relationship with the Company concludes during a blackout period, such Insider shall continue to be subject to such pre-clearance and blackout period until the trading window re-opens.

10. Compliance Officer.

The Company has appointed the Company’s Vice President of Finance as the Compliance Officer. The duties of the Compliance Officer shall include the following:

●	Pre-clearing all transactions involving the Company’s securities by the Company’s employees, officers and directors and certain other persons identified by the Company from time to time, in order to determine compliance with this Policy, insider trading laws, Section 16 and Rule 144;
●	Assisting in the preparation and filing of Section 16 reports (Forms 3, 4 and 5) for all officers and directors;
●	Serving as the designated recipient at the Company of copies of reports filed with the Securities and Exchange Commission by officers and directors under Section 16 of the Exchange Act;
●	Mailing quarterly reminders of the dates that the trading window described above opens and closes;
●	Performing periodic cross-checks of available materials, which may include Forms 3, 4 and 5, Form 144, officers and directors questionnaires and reports received from the Company’s stock administrator and transfer agent, to determine trading activity by officers, directors and others who have, or may have, access to material nonpublic information;
●	Circulating this Policy (and/or a summary thereof) to all employees and directors on an annual basis and providing this Policy and other appropriate materials to new employees, directors and others who have, or may have, access to material nonpublic information;
●	Assisting the Company in implementation of this Policy;
●	Coordinating with Company counsel regarding compliance activities with respect to Rule 144 requirements and regarding changing requirements and recommendations for compliance with Section 16 and insider trading laws to ensure that this Policy is amended as necessary to comply with such requirements; and
●	Coordinating implementation of trading plans adopted in compliance with Rule 10b5-1 of the Exchange Act; provided, however, that the Compliance Officer is not responsible for determining whether such plans are in compliance with Rule 10b5-1.

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THESE ARE VERY SERIOUS MATTERS. INSIDER TRADING IS ILLEGAL AND CAN RESULT IN JAIL SENTENCES AS WELL AS CIVIL PENALTIES, INCLUDING TRIPLE DAMAGES. EMPLOYEES WHO VIOLATE THIS POLICY MAY BE SUBJECT TO DISCIPLINARY ACTION BY THE COMPANY, INCLUDING DISMISSAL FOR CAUSE. IF YOU HAVE ANY QUESTION OR DOUBT ABOUT THE APPLICABILITY OR INTERPRETATION OF THIS POLICY OR THE PROPRIETY OF ANY DESIRED ACTION, PLEASE SEEK CLARIFICATION FROM THE CHIEF COMPLIANCE OFFICER. DO NOT TRY TO RESOLVE UNCERTAINTIES ON YOUR OWN.

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ACKNOWLEDGMENT

The undersigned acknowledges that he/she has read this Policy and agrees to comply with the restrictions and procedures contained herein.

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Signature	Date

Name (Please Print)

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